Exhibit 10.1

January 26, 2011

Christopher (“Chris”) Daniel
1235 Pleasantridge Drive
Altadena, CA  91001

Dear Chris,

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding your separation of employment with Hot Topic, Inc. (the “Company”).  This Agreement will become effective on the date specified in Section 13, below.  Once effective, this Agreement shall supersede the Amended and Restated Employment Letter Agreement dated November 24, 2008 between you and the Company, except as specifically noted herein.  You and the Company hereby agree as follows:

1.  RESIGNATION AND CONTINUED SERVICE.  You have submitted, and the Company has accepted, your resignation effective April 29, 2011 (the “Resignation Date”).  You agree to continue to serve the Company full time in the capacity of President, Torrid and to devote full attention to such duties through the Resignation Date.  During such time you will continue to receive your current base salary and you will remain enrolled in all Company benefit plans in which you are presently enrolled.

2.  BENEFITS.  In exchange for your continued service specified above and your covenants and releases herein, and provided that this Agreement becomes effective as specified in Section 13 below, the Company will: i) continue to pay you your base salary currently in effect, subject to standard payroll deductions, and on the Company’s standard payroll dates, for a period of twelve (12) months following the Resignation date; and ii) assuming you timely and accurately elect to continue your medical, dental and vision group health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), following the Resignation Date the Company shall pay the same percentage of the COBRA premiums for you and your qualified beneficiaries as it paid for you and your qualified beneficiaries at the time of your termination of employment until the earliest of (i) the twelfth month following the Resignation Date, (ii) the date upon which you obtain coverage under another employer plan, or (iii) the expiration of your continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage.  For purposes of this provision, references to COBRA premiums shall not include any amounts payable under a Code Section 125 health care reimbursement plan.  You agree to immediately notify the Company if you acquire coverage under another employer plan.  If your employment is terminated due to your death or Disability (as defined in the Amended and Restated Letter Agreement dated November 24, 2008 between you and the Company), you shall receive only your salary and benefits through the effective date of such termination.

The Company will pay your individual monthly Exec-U-Care fee and reimburse eligible expenses covered by the Exec-U-Care policy from May 1, 2011 through April 30, 2012, subject to earlier termination if your COBRA participation ends prior to April 30, 2012.  At the end of this, as long as you are participating in COBRA through the Company’s plan your Exec-U-Care participation can continue at your own expense until the end of your COBRA participation.

In order to qualify for the benefits specified in this section, you must satisfactorily comply with the following standards:

        Refrain from any conversation with Company employees regarding the terms of this Agreement.

        Refrain from any conversation, suggestion, or action that could disparage the Company, or its officers, directors, employees, shareholders and agents, in any manner.

Any breach of this Agreement by you will result in the immediate forfeiture of the rights provided for herein including the benefits described above.

3.  EXPENSE REIMBURSEMENT.  You agree that you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Resignation Date, if any, for which you seek reimbursement no later than May 15, 2011.  The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

4.  STOCK OPTIONS.  Your stock options will continue to vest on the normal vesting schedule in accordance with the terms of the Company’s stock option plan through the Resignation Date.  As of the Resignation Date, all unvested stock options will be forfeited.  You may exercise your vested stock options following such time permitted in the applicable option agreement(s), after which time all vested and unexercised stock options will be forfeited.

5.  OTHER COMPENSATION AND BENEFITS.  Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, stock options, stock or benefits from the Company.

6.  NON-SOLICITATION.  You agree that for two (2) years following the Resignation Date, you, your agents, or others acting on your behalf will not, either directly or through others, hire, solicit, suggest, encourage, or persuade (or attempt to do so) any employee, consultant, independent contractor or vendor of the Company to withdraw, curtail, cancel or terminate any relationship with the Company.

7.  TERMINATION OF COMPANY’S OBLIGATIONS.  Notwithstanding any provisions in this Agreement to the contrary and except as consented to above, the Company’s obligations hereunder shall cease and be rendered a nullity immediately should you fail to comply with any of the provisions of this Agreement.

8.  COMPANY PROPERTY.  Upon the Resignation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, computer security access, Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, blackberries, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company.

9.  PROPRIETARY INFORMATION OBLIGATIONS.  At all times you shall comply with your Proprietary Information and Inventions Agreement dated October 4, 2004, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other things.

10.  CONFIDENTIALITY AND PUBLICITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

11.  NON-DISPARAGEMENT.  You and the Company agree that neither party will at any time disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their future employment opportunities, business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.  The party that is harmed by breach of this Agreement will be entitled to appropriate damages resulting from the breach.

12.  RELEASE OF CLAIMS.  Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification you may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date you execute this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the federal Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

13.  ADEA WAIVER.  You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”).  You also acknowledge that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which you were already entitled.  If you are forty (40) years of age or older when this release is signed, you hereby provide the further acknowledgment that you are advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) your waiver and release do not apply to any rights or claims that may arise after the Effective Date of this release; (b) you are advised to consult with an attorney prior to executing this release; (c) you may have twenty-one (21) days to consider this Agreement (although you may by your own choice execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this release; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired provided that you have not earlier revoked (the “Effective Date”).

14.  SECTION 1542 WAIVER.  In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

15.  ENTIRE AGREEMENT.  This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in writing signed by you and the Chief Executive Officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

16.  SUCCESSORS AND ASSIGNS.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

17.  APPLICABLE LAW.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with and governed by the laws of the State of California as applied to contracts made and to be performed entirely within the State of California.

18.  ATTORNEYS’ FEES.  In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees.  Such recovery shall include court costs, out-of-pocket expenses, and attorneys’ fees on appeal, if any.

19.  SEVERABILITY.  If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired.  Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

20.  AUTHORIZATION.  You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that you are fully entitled and duly authorized to give your complete and final general release and discharge.

21.  SECTION HEADINGS.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.

Sincerely,
HOT TOPIC, INC.

/S/ ELIZABETH MCLAUGHLIN	JANUARY 26, 2011
ELIZABETH MCLAUGHLIN	DATED
CHIEF EXECUTIVE OFFICER
HOT TOPIC, INC.

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

/S/ CHRIS DANIEL	JANUARY 26, 2011
CHRIS DANIEL	DATED